EXHIBIT 99.1

CONTACT:

Bell Industries, Inc.
Russell A. Doll
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980

BELL INDUSTRIES, INC. ANNOUNCES
SENIOR MANAGEMENT TRANSITION

     El Segundo, California – September 23, 2004 — Bell Industries, Inc. (AMEX: BI) today announced that the board of directors has appointed Mark E. Schwarz as chairman, succeeding Tracy A. Edwards, who also served as president and chief executive officer and will be leaving the company, effective September 25.

     Bell also announced it has named Russell A. Doll as acting president and chief executive officer and as a member of the board of directors, filling a board vacancy left by the resignation of John J. Cost, and appointed Mitchell I. Rosen as chief financial officer.

     Schwarz, 43, has been a member of Bell’s board of directors since 2000. He is general partner of Newcastle Partners, L.P., a Dallas-based private investment firm.

     Doll, 43, has served as president of Bell Industries’ largest operating unit, Bell Tech.logix Group, since November 2003 and as a corporate senior vice president since February 2000. From February 1999 to November 2003, he was Bell’s chief financial officer, a position that Edwards had assumed. From April 1998 to February 1999, Doll was Bell’s vice president, finance.

     Rosen, 40, has served as vice president and corporate controller of Bell Industries since December 2000. A Certified Public Accountant, he previously had a ten-year career with PricewaterhouseCoopers LLP and was a senior manager.

     Commenting on the announcement, Schwarz said, “We wish Tracy Edwards well in his future endeavors and thank him for his contributions to the firm over the past 13 years. Moving forward, our objective as a board and management team is to enhance shareholder value, and we will work diligently toward meeting that goal.”

About Bell Industries, Inc.

     Bell Industries’ primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk, depot, and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell

Bell Industries

manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, the company’s ability to enhance shareholder value, which, in part, is subject to a stabilizing technology market and increased corporate spending, the success of the Tech.logix Group’s newly established education practice, decreased margins due to price competition, delays and costs associated with new client engagements, the effectiveness of business development efforts, realizing business opportunities as the economy improves, the company’s ability to achieve overall profitability, the future realization of tax benefits, and other factors described in the company’s public filings from time to time.